UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): August 6, 2007
CEREPLAST, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-126378	91-2154289

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
3411-3421 West El Segundo Boulevard
Hawthorne, California 90250
(Address of principal executive offices) (Zip Code)
(212) 355-1547
(Registrant’s telephone number, including area code)
Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective August 6, 2007, Ray Jensen resigned as a director of Cereplast, Inc. (the “Company”) for personal reasons. Accordingly, on August 8, 2007, the Company’s Board of Directors adopted a resolution by unanimous written consent accepting Mr. Jensen’s resignation from the Board and appointing Petros Kitsos as a new director to fill the vacancy left by the departure of Mr. Jensen. Mr. Kitsos was elected to a term of 3 years.
Mr. Kitsos is the managing principal of TBL Strategy/TBL, LLC, a strategic consulting firm focused on industrial companies which is based in Los Angeles, California. He is 41 years old. Prior to his establishing TBL Strategy, Kitsos had a 16-year career in investment banking with Citigroup and the predecessor companies where among other duties he was Citigroup’s Head of Western Region Mergers & Acquisitions, Head of Global Aerospace Group, and Co-Head of Los Angeles Corporate Finance. As Citigroup’s Managing Director of Investment Banking he oversaw mergers, acquisitions and divestitures in the Western Region. He is a Phi Beta Kappa graduate of Hamilton College where he currently serves on the Board of Trustees, and holds an MBA with honors from Harvard Business School.
In consideration for his agreement to serve as a director of the Company, Mr. Kitsos will be issued 1,000,000 shares of the Company’s common stock as follows: 500,000 shares on August 8, 2007, 250,000 shares on December 31, 2007 and 250,000 shares on April 1, 2008. Mr. Kitsos has no family relationship with any directors or executive officers of the company.
On August 9, 2007, the Company issued a press release announcing the appointment of Mr. Petros Kitsos to the Board of directors. A copy of the press release is attached hereto as Exhibit .99.1.

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated August 9, 2007
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CEREPLAST, INC.
(Registrant)

Date: August 9, 2007
/s/ Frederic Scheer, Chief Executive Officer

Frederic Scheer, Chief Executive Officer